Exhibit 99.1

Capricor Announces Plans to Pursue Clinical Program for the Treatment of Duchenne Muscular Dystrophy with Cardiosphere-Derived Cells (CDCs)

LOS ANGELES, October 6, 2014 – Capricor Therapeutics, Inc. (OTCBB: CAPR), a biotechnology company focused on developing novel therapeutics for the treatment of cardiovascular diseases, today announced that it plans to develop a clinical program for Duchenne Muscular Dystrophy (DMD) using CAP-1002, Capricor’s lead product candidate. CAP-1002 is an allogeneic, off-the-shelf, investigational cell therapy derived from donor heart tissue and is infused directly into a patient’s coronary arteries during a catheterization procedure. CAP-1002 is currently in Phase II clinical testing for adults with ischemic heart disease.

The clinical program will move forward based, in part, on data findings from the laboratory of Eduardo Marbán, M.D., Ph.D., Scientific Advisory Board Chairman of Capricor and the Director of the Cedars-Sinai Heart Institute. The data will be presented at the Late Breaking Basic Science Posters and Reception during the American Heart Association’s Scientific Sessions in Chicago on November 17th, 2014.

Duchenne Muscular Dystrophy (DMD) is a genetic disorder caused by a mutation of the dystrophin gene and is characterized by progressive muscle degeneration and weakness. Symptoms usually appear in male children before age six but may be visible in early infancy and the disorder is often fatal. Though characterized by progressive skeletal muscle weakness which often results in patients requiring the use of a wheelchair and having respiratory complications, DMD also results in cardiac dysfunction in most patients. Many deaths occur due to cardiomyopathy caused by a weakening of the cardiac muscle as a result of the gene mutation that is responsible for the disease. Many patients do not survive beyond their mid-twenties. Nearly 20,000 male children are living with the disease in the United States alone and approximately 275,000 are affected worldwide.

“We are extremely excited to develop a clinical program targeting DMD as a potential indication for our CDC platform technology,” said Capricor CEO, Linda Marbán, Ph.D. “In early clinical trials, CDCs have shown to be safe and to reduce scar size in patients with ischemic heart disease. Treatment of DMD cardiomyopathy provides a unique opportunity to apply Capricor’s CDC technology for the treatment of patients with a potentially fatal orphan disease. Although, there is no cure for DMD, we look forward to raising the overall scientific understanding of this disease, and hopefully to improving the lives of patients with DMD and their families.”

About the Presentation

An abstract entitled, “Heart-derived Cell Therapy for Duchenne Cardiomyopathy: Cardiosphere-derived Cells and their Exosomes Improve Function, Restore Mitochondrial Integrity and Reverse Degenerative Changes in the Hearts of Mdx Mice,” will be presented at the Late Breaking Basic Science Posters and Reception at the American Heart Association’s Scientific Sessions 2014. The presentation will be held between 4:00–6:00 PM on Monday, November 17th, in South Hall A2 of McCormick Place, Chicago, IL

About Capricor Therapeutics

Capricor Therapeutics, Inc. (CAPR), a publicly traded biotechnology company, is focused on the development of novel therapeutics to prevent and treat heart disease. The Company has two leading product candidates: CAP-1002 and Cenderitide. The Company was formed through the November 2013 merger between Capricor, Inc., a privately held company whose mission is to improve the treatment of heart disease by commercializing cardiac stem cell therapies for patients, and Nile Therapeutics, Inc., a clinical-stage biopharmaceutical company developing innovative products for the treatment of cardiovascular diseases. For additional information visit www.capricor.com.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release regarding the efficacy, safety, and intended utilization of Capricor’s product candidates; the conduct, size, timing and results of discovery efforts and clinical trials; plans regarding regulatory filings, future research and clinical trials; plans regarding current and future collaborative activities and the ownership of commercial rights; future royalty streams, and any other statements about Capricor’s management team’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "could," "anticipates," "expects," "estimates," "should," "target," "will," "would" and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements. More information about these and other risks that may impact our business are set forth in our Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission on March 31, 2014, in our Amendment No. 1 to Registration Statement on Form S-1, as filed with the Securities and Exchange Commission on May 23, 2014, and in our Form 10-Q for the quarter ended June 30, 2014, as filed with the Securities and Exchange Commission on August 14, 2014. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

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For more information, please contact:

Capricor Therapeutics, Inc.
AJ Bergmann, Vice President of Finance

+1-310-358-3200
abergmann@capricor.com

ProActive Capital Group

Kirin Smith, COO

+1-646-863-6519

ksmith@ProActiveCapital.com

www.ProActiveCapital.com